EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter Chief Financial Officer Key Tronic Corporation (509) 927-5295	Michael Newman Investor Relations StreetConnect (206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END RESULTS

Strong Sequential Growth in Fourth Quarter;

Improved Operating Efficiencies; Prepared for Future Growth

Spokane, WA—August 22, 2006 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended July 1, 2006.

For the fourth quarter of fiscal 2006, Key Tronic reported total revenue of $52.5 million, compared to $45.6 million for the previous quarter and $53.2 million for the fourth quarter of fiscal 2005. For the full year of fiscal 2006, total revenue was $187.7 million, compared to $202.9 for fiscal 2005. After experiencing slower demand from some of its traditional customers at the beginning of fiscal 2006, the Company saw those customers drive stronger than expected sequential revenue growth in the fourth quarter.

Net income for the fourth quarter of fiscal 2006 was $7.1 million or $0.71 per diluted share, up from $917,000 or $0.09 per diluted share in the previous quarter and $2.8 million or $0.28 per diluted share for the fourth quarter of fiscal 2005. For the full year of fiscal 2006, net income was $9.8 million or $0.97 per diluted share, up from $4.4 million or $0.44 per diluted share for fiscal 2005.

Given its consistent profitability in recent years, the Company decided to recognize approximately one-fourth of its deferred tax asset for net operating loss carryforwards (NOLs), in accordance with the accounting guidelines of FAS 109. The result was an income tax benefit of approximately $5.0 million or $0.50 per diluted share in the fourth quarter of fiscal 2006. Results for the same period of fiscal 2005 included a gain on life insurance proceeds of approximately $1.1 million or $0.11 per diluted share.

For fiscal year 2006, the Company’s gross margin was 9.2%, up from 8.1% for the prior fiscal year. The increase reflects improved production efficiencies.

“During the year, we improved our operating efficiencies and profitability, won new business and finished with strong growth in the fourth quarter,” said Jack Oehlke, President and Chief Executive Officer. “We have become much more competitive in our pursuit of new business and the new programs we won during fiscal 2006 will contribute revenue in fiscal 2007. In preparation for growth, we are continuing to expand our production capacity and support infrastructure in Mexico, China and the US.”

“We believe Key Tronic is increasingly well-positioned to continue to grow profitably and expand its customer base. Moreover, our solid financial performance in recent periods and stronger balance sheet have made it possible for us to consider exploring acquisitions that would be accretive to revenue and earnings, and could open new market opportunities.”

Business Outlook

In the first quarter of fiscal 2007, the Company expects revenue in the range of $50 million to $53 million. It also anticipates a charge of approximately $0.5 million related to due diligence and related expenses incurred in connection with a potential acquisition that the Company decided not to complete. As a result, earnings in the first quarter of fiscal 2007 are expected to be in the range of $0.12 to $0.16 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0713 or +1 303-262-2137. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11062653). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2007. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filing.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended		Year Ended
	July 1 2006	July 2 2005	July 1 2006	July 2 2005
Net sales	$52,522	$53,151	$187,699	$202,877
Cost of sales	47,147	48,280	$170,395	186,417

Gross profit on sales	5,375	4,871	17,304	16,460
Operating expenses:
Research, development and engineering	732	754	2,762	2,880
Selling	524	651	2,111	2,229
General and administrative	1,705	1,726	6,570	6,966
Gain on life insurance proceeds	—	(1,060)	—	(1,060)

Total operating expenses	2,961	2,071	11,443	11,015
Operating income	2,414	2,800	5,861	5,445
Interest expense, net	298	254	1,108	1,144

Income before income taxes	2,116	2,546	4,753	4,301
Income tax provision (benefit)	(5,000)	(222)	(5,000)	(75)

Net income	$7,116	$2,768	$9,753	$4,376

Earnings per share:
Earnings per common share - basic	$0.73	$0.29	$1.00	$0.45
Weighted average shares O/S - basic	9,724	9,692	9,707	9,684
Earnings per common share - diluted	$0.71	$0.28	$0.97	$0.44
Weighted average shares O/S - diluted	10,093	9,939	10,070	9,926

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 1 2006	July 2 2005
ASSETS
Current Assets:
Cash and cash equivalents	$2,428	$1,463
Trade receivables - net	29,003	24,191
Inventories	36,338	29,712
Other	3,416	3,482

Total current assets	71,185	58,848
Property, plant and equipment, net	9,807	10,011
Other Assets:
Restricted cash	874	1,158
Real estate	1,698	1,693
Other - net	866	426
Deferred income tax asset	3,500	—
Goodwill	765	765

Total other assets	7,703	4,042
Total Assets	$88,695	$72,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,228	$25,475
Accrued compensation and vacation	4,477	5,241
Current portion of long term obligations	689	735
Litigation settlement	—	812
Other	3,088	3,579

Total current liabilities	39,482	35,842
Long-Term Liabilities:
Revolving loan	10,069	7,412
Other	1,596	2,008

Total long-term liabilities	11,665	9,420
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,750 and 9,694 shares	38,582	38,426
Retained deficit	(1,034)	(10,787)

Total shareholders’ equity	37,548	27,639

Total Liabilities and Shareholders’ Equity	$88,695	$72,901